Chuy’s Holdings, Inc. Announces Second Quarter 2021 Financial Results

AUSTIN, Texas, August 5, 2021 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) today announced financial results for the second quarter ended June 27, 2021.
Highlights for the second quarter ended June 27, 2021 were as follows:
•Revenue increased 64.7% to $108.2 million compared to $65.7 million in the second quarter of 2020.
•Comparable restaurant sales increased 60.0% as compared to fiscal 2020 and decreased approximately 1.4% as compared to fiscal 2019.
•Net income increased 156% to $11.5 million, or $0.57 per diluted share, compared to net income of $4.5 million, or $0.26 per diluted share, in the second quarter of 2020.
•Adjusted net income(1) increased 215% to $12.6 million, or $0.62 per diluted share, compared to $4.0 million, or $0.23 per diluted share, in the second quarter of 2020.
•Restaurant-level operating profit(1) increased 87% to $27.6 million compared to $14.8 million in the second quarter of 2020. Restaurant-level operating margin(1) increased 310 basis points to 25.6% compared to 22.5% in the second quarter of 2020.
•$113.5 million in cash and cash equivalents, no debt and $25.0 million available under the revolving credit facility.
(1)Adjusted net income, restaurant-level operating profit and restaurant-level operating margin are non-GAAP measures. For reconciliations of adjusted net income, restaurant-level operating profit and restaurant-level operating margin to the most directly comparable GAAP measures see the accompanying financial tables. For a discussion of why we consider adjusted net income, restaurant-level operating profit and restaurant-level operating margin useful, see “Non-GAAP Measures” below.
Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. stated, “Our second quarter results demonstrated continued sales recovery in our restaurants, despite operating under capacity restrictions for most of the quarter. We successfully grew our top line by over 64%, further narrowed our comparable sales gap from 2019, and improved our restaurant-level profitability, both on a dollar and margin basis. As we return to more normalized operations and increase our dining room capacity to 100%, we will ensure that our restaurants are properly staffed and continue to execute on the three key pillars that have resonated well with our guests throughout the pandemic – Safety, Convenience, and Value.” Hislop continued, “The COVID-19 pandemic gave us an opportunity to reset our business model with continuing restaurant-level operating margin improvement. With positive sales trajectory and improved operating efficiencies, we are optimistic about the health of our business, and we will remain operationally and hospitality focused as we look toward the remainder of the year.”

Business Update
Comparable restaurant sales, average weekly sales per restaurant and off-premise sales as a percentage of total revenue for the second quarter and the third quarter to-date of 2021 are as follows:

	Q2 2021	July
Comparable Restaurant Sales over 2020	60.0%	31.7%
Comparable Restaurant Sales over 2019	(1.4)%	(1.7)%
Average Weekly Sales per Restaurant	$87,969	$86,707
Off-premise sales as % of total revenue	27.0%	23.6%
During the second quarter of 2021, the Company continued to relax indoor dining capacity restrictions throughout its restaurants. As of August 5, 2021, all restaurants were operating without restriction. July comparable restaurant sales as compared to 2019 were negatively impacted by the unfavorable timing of Independence Day in 2021.
Second Quarter 2021 Financial Results
Revenue increased 64.7% to $108.2 million in the second quarter of 2021 compared to $65.7 million in the second quarter of 2020. The increase was primarily related to growth in customer traffic as the Company continued to relax indoor dining capacity restrictions throughout its restaurants, as well as $3.0 million of incremental revenue from new restaurants opened during fiscal year 2021. For the second quarter of 2021, off-premise sales were approximately 27% of total revenue compared to approximately 61% and 13% in the same period last year and two years ago, respectively.
Comparable restaurant sales increased 60.0% for the thirteen weeks ended June 27, 2021 compared to the thirteen weeks ended June 28, 2020. The increase in comparable restaurant sales was primarily driven by a 55.2% increase in average weekly customers and a 4.8% increase in average check. Comparable restaurant sales decreased 1.4% as compared to the same period in fiscal 2019.
Total restaurant operating costs as a percentage of revenue improved to 74.4% in the second quarter of 2021 from 77.5% in the second quarter of 2020 primarily driven by the following:
•Cost of sales increased 10 basis points, primarily as a result of overall commodity inflation of 5.0%, partially offset by favorable mix driven by a decrease in fajita family kits sold as compared to the second quarter of 2020.
•Labor costs increased 160 basis points, largely as a result of increased hourly and management labor as the Company reopened all of its dining rooms and reinstated the temporarily reduced manager salaries. The Company also incurred $0.8 million of incremental manager bonuses in conjunction with its $1.6 million manager retention program, with the remaining $0.8 million to be paid in the third quarter of fiscal 2021. Hourly labor rate inflation at comparable restaurants was approximately 1.3%.
•Operating expenses improved 160 basis points as a result of decreases in delivery service charges and to-go supplies as the Company continued to relax indoor dining capacity restrictions, as well as sales leverage on fixed restaurant operating costs, partially offset by an increase in liquor taxes driven by higher bar sales mix as compared the same period last year.
•Occupancy costs decreased 390 basis points primarily as a result of sales leverage on fixed occupancy expenses, partially offset by higher percentage rent and occupancy expenses related to three new stores opened during fiscal 2021.
•Marketing expense increased 50 basis points as the Company reinstated its digital advertising campaigns across the nation.
General and administrative expenses were $6.7 million in the second quarter of 2021 compared to $4.8 million for the same period in fiscal 2020. The increase was primarily driven by lower expenses in 2020 due to the temporarily reduced salaries of corporate employees during the COVID-19 pandemic, as well as higher performance-based bonuses and travel expenses in fiscal year 2021. As a percentage of revenues, general and administrative expenses decreased 100 basis points to 6.3%.

Impairment, closed restaurant and other costs were $1.4 million ($1.1 million, net of tax or $0.05 per diluted share) during the second quarter of 2021. These costs included closed restaurants costs such as rent expense, utility and insurance costs required to maintain closed locations.
The Company recorded an income tax expense of $2.3 million in the second quarter of 2021 compared to a benefit $0.6 million during the same period in fiscal 2020. The increase in income tax benefit was driven by an increase in estimated annual net income.
As a result of the foregoing, net income increased 156% to $11.5 million, or $0.57 per diluted share, as compared to $4.5 million, or $0.26 per diluted share, in the second quarter of 2020.
Adjusted net income increased 215% to $12.6 million, or $0.62 per diluted share, in the second quarter of 2021 as compared to $4.0 million, or $0.23 per diluted share, in the second quarter of 2020. Please see the reconciliation of net income to adjusted net income in the accompanying financial tables.
Development Update
During the second quarter, two new restaurants were opened in Southport, Indiana and Amarillo, Texas.
2021 Outlook
Due to the ongoing uncertainty around the magnitude and duration of the COVID-19 pandemic, the Company is not in a position to provide full fiscal 2021 financial guidance, except the Company anticipates:
•The opening of four new restaurants vs. four to six new restaurants.
•Net capital expenditures (net of tenant improvement allowances) to be approximately $15 to $17 million vs. approximately $15 to $25 million.
•Restaurant pre-opening expenses to be approximately $2 to $3 million.
•An effective quarterly tax rate of approximately 16% to 18% for the remaining two quarters of fiscal year 2021.
The following definitions apply to these terms as used in this release:
Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time as compared to that time in the prior year. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check. Our comparable restaurant base consisted of 90 restaurants at June 27, 2021.
Comparable restaurant sales over 2019 reflect changes in sales for the comparable group of restaurants over a specified period of time as compared to that time in fiscal year 2019. The comparable group of restaurants include the restaurants that were in the comparable base as of the end of fiscal year 2019. Our comparable restaurant base consisted of 81 restaurants at June 27, 2021.
Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price influences as well as changes in menu mix.
Average weekly customers is measured by the number of entrées sold per week. Our management team uses this metric to measure changes in customer traffic.
Average weekly sales per restaurant is calculated by dividing total weekly sales by the number of operating restaurants in a given week.
Total restaurant operating costs includes cost of sales, labor, operating, occupancy and marketing costs.
Conference Call
The Company will host a conference call to discuss financial results for the second quarter of 2021 today at 5:00 p.m. Eastern Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer will host the call.

The conference call can be accessed live over the phone by dialing 323-794-2094. A replay will be available after the call and can be accessed by dialing 412-317-6671; the passcode is 5799637. The replay will be available until Thursday, August 12, 2021.
About Chuy’s
Founded in Austin, Texas in 1982, Chuy’s owns and operates full-service restaurants across 17 states serving a distinct menu of authentic, made from scratch Tex-Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”. For further information about Chuy’s, including the nearest location, visit the Chuy’s website at www.chuys.com.
Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to uncertainty around COVID-19 and the Company’s business, the Company’s ability to operate in the post-COVID environment, including the Company’s new business model and continuing restaurant-level operating margin improvement, the Company’s 2021 outlook, including restaurant openings, net capital expenditures, restaurant pre-opening expenses and effective quarterly tax rate and other statements that can often be identified by words such as “expect,” “believe,” “intend,” “estimate,” “plans” and similar expressions, and variations or negatives of these words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the ultimate geographic spread, duration and severity of the COVID-19 pandemic, and the effectiveness of actions taken, or actions that may be taken, by governmental authorities to contain the pandemic or treat its impact, the actual number of restaurant openings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, our effective tax rate, impairment, closed restaurant and other costs, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as timing of holidays, weather, natural disasters, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

Non-GAAP Measures
We prepare our financial statements in accordance with GAAP. Within our press release, we make reference to non-GAAP restaurant-level operating profit, restaurant-level operating margin and adjusted net income. Restaurant-level operating profit represents income (loss) from operations plus the sum of general and administrative expenses, restaurant pre-opening costs, impairment, closed restaurant and other costs, gain on insurance settlements and depreciation. Restaurant-level operating profit is presented because: (i) we believe it is a useful measure for investors to assess the operating performance of our restaurants without the effect of non-cash depreciation expense; and (ii) we use restaurant-level operating profit internally as a benchmark to evaluate our restaurant operating performance and to compare our performance to that of our competitors. Additionally, we present restaurant-level operating profit because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, restaurant pre-opening costs as well as impairment, closed restaurant and other costs and gain on insurance settlements. Although we incur pre-opening costs on an ongoing basis as we continue to open new restaurants, the pre-opening costs, impairment, closed restaurant and other costs and gains on insurance settlements are not components of a restaurant's ongoing operating expenses. The use of restaurant-level operating profit thereby enables us and our investors to compare operating performance between periods and to compare our operating performance to the performance of our competitors. The measure is also widely used within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. The use of restaurant-level operating profit as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. We present restaurant-level operating margin for the same reasons we present restaurant level operating profit.
Adjusted net income represents net income (loss) before impairment, closed restaurant and other costs, gain on insurance settlements, the income tax effect of the adjustment and the deferred tax revaluation adjustment. We believe the use of adjusted net income provides additional information to enable us and our investors to facilitate year-over-year performance comparison and a comparison to the performance of our peers.
Restaurant-level operating profit, restaurant-level operating margin and adjusted net income exclude various expenses as discussed above that may materially impact our consolidated results of operations. As a result, these measures are not indicative of the Company’s consolidated results of operations. We present these measures exclusively as supplements to, and not substitutes for, net income or income from operations computed in accordance with GAAP. As supplemental disclosures, restaurant-level operating profit, restaurant-level operating margin and adjusted net income should not be considered as alternatives to net income or income from operations as an indicator of our performance or as alternatives to any other measure determined in accordance with GAAP.

Chuy’s Holdings, Inc.
Unaudited Condensed Consolidated Income Statements
(In thousands, except share and per share data)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	June 27, 2021		June 28, 2020		June 27, 2021		June 28, 2020
Revenue	$108,153	100.0%	$65,712	100.0%	$195,863	100.0%	$160,212	100.0%

Costs and expenses:
Cost of sales	25,565	23.6	15,410	23.5	46,012	23.5	39,972	24.9
Labor	30,306	28.0	17,337	26.4	55,135	28.1	50,917	31.8
Operating	15,944	14.7	10,720	16.3	29,415	15.0	25,305	15.8
Occupancy	7,459	6.9	7,097	10.8	14,698	7.5	15,083	9.4
General and administrative	6,679	6.3	4,774	7.3	13,527	6.9	10,494	6.6
Marketing	1,238	1.1	365	0.6	2,215	1.1	1,374	0.9
Restaurant pre-opening	615	0.6	278	0.4	1,292	0.7	1,138	0.7
Impairment, closed restaurant and other costs	1,404	1.3	1,782	2.7	3,748	1.9	20,555	12.8
Gain on insurance settlements	—	—	(1,000)	(1.5)	—	—	(1,000)	(0.6)
Depreciation	5,086	4.7	4,895	7.3	10,004	5.2	10,184	6.3
Total costs and expenses	94,296	87.2	61,658	93.8	176,046	89.9	174,022	108.6
Income (loss) from operations	13,857	12.8	4,054	6.2	19,817	10.1	(13,810)	(8.6)
Interest expense, net	21	—	153	0.3	44	—	205	0.1
Income (loss) before income taxes	13,836	12.8	3,901	5.9	19,773	10.1	(14,015)	(8.7)
Income tax expense (benefit)	2,306	2.1	(601)	(1.0)	1,589	0.8	(6,113)	(3.8)
Net income (loss)	$11,530	10.7%	$4,502	6.9%	$18,184	9.3%	$(7,902)	(4.9)%

Net income (loss) per common share: Basic	$0.58		$0.26		$0.92		$(0.46)
Net income (loss) per common share: Diluted	$0.57		$0.26		$0.90		$(0.46)

Weighted-average shares outstanding: Basic	19,980,513		17,555,506		19,866,721		17,095,422
Weighted-average shares outstanding: Diluted	20,197,574		17,578,129		20,165,155		17,095,422

Reconciliation of GAAP net income (loss) and net income (loss) per share to adjusted results
(Unaudited, in thousands except share and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020
Net income (loss) as reported	$11,530	$4,502	$18,184	$(7,902)
Impairment, closed restaurant and other costs	1,404	1,782	3,748	20,555
Gain on insurance settlements	—	(1,000)	—	(1,000)
Income tax effect on adjustments (1)	(324)	(183)	(864)	(4,570)
Deferred tax revaluation adjustment (2)	—	(1,103)	—	$(1,636)
Adjusted net income	$12,610	$3,998	$21,068	$5,447

Adjusted net income per common share: Basic	$0.63	$0.23	$1.06	$0.32
Adjusted net income per common share: Diluted	$0.62	$0.23	$1.04	$0.32

Weighted-average shares outstanding: Basic	19,980,513	17,555,506	19,866,721	17,095,422
Weighted-average shares outstanding: Diluted	20,197,574	17,578,129	20,165,155	17,095,422

(1)Reflects the tax expense associated with the adjustments for impairment, closed restaurant and other costs and gain on insurance settlements for the thirteen and twenty-six weeks ended June 27, 2021 and June 28, 2020. The Company uses its statutory rate to calculate the tax effect on adjustments.
(2)Reflects the tax benefit recorded during the thirteen and twenty-six weeks ended June 28, 2020 associated with the CARES Act administrative correction of the depreciation recovery period for qualified improvement property.

Reconciliation of GAAP income (loss) from operations to restaurant-level operating profit
(Unaudited, in thousands)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020
Income (loss) from operations as reported	$13,857	$4,054	$19,817	$(13,810)
General and administrative	6,679	4,774	13,527	10,494
Restaurant pre-opening expenses	615	278	1,292	1,138
Legal settlement	—	—	—	—
Impairment, closed restaurant and other costs	1,404	1,782	3,748	20,555
Gain on insurance settlements	—	(1,000)	—	(1,000)
Depreciation	5,086	4,895	10,004	10,184
Restaurant-level operating profit	$27,641	$14,783	$48,388	$27,561

Restaurant-level operating margin (1)	25.6%	22.5%	24.7%	17.2%
(1)    Restaurant-level operating margin is calculated by dividing restaurant-level operating profit by revenue.

Chuy’s Holdings, Inc.
Unaudited Selected Balance Sheet Data
(In thousands)

	June 27, 2021	December 27, 2020
Cash and cash equivalents	$113,547	$86,817
Total assets	515,905	493,675
Long-term debt	—	—
Total stockholders’ equity	263,339	241,858

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com